Exhibit 10.9

This EMPLOYMENT AGREEMENT (this “Agreement”), is entered into to be effective as of June 1, 2024 (the “Effective Date”), by and between Actuate Therapeutics, Inc., a Delaware corporation (the “Company”), and Paul Lytle, an individual currently residing at [●] (the “Employee”).

WHEREAS, Company desires to employ the Employee on the terms, conditions and for the consideration hereinafter set forth, and the Employee is willing to serve as an employee of the Company on such terms and conditions and for such consideration.

NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Employee hereby agree as follows:

1.            Employment and Duties. Beginning on the Effective Date, the Employee shall serve as an employee of the Company with the title of Chief Financial Officer, reporting to the Company’s Chief Executive Officer. The Employee shall perform the duties and responsibilities set forth on Exhibit A, attached hereto and made a part hereof, in addition to those that may be reasonably assigned to the Employee from time to time.

2.            Term of Employment. The term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Agreement. Subject to the provisions of Section 4 of this Agreement, this Agreement may be terminated by the Company or the Employee, at any time, upon thirty (30) days’ prior written notice thereof to the other party. Following any termination of this Agreement, Employee shall be entitled to receive any unpaid Base Salary (as defined below) accrued through the date of termination. All other benefits, if any, due to Employee following Employee’s termination shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that except as described in Section 4, Employee shall not be entitled to any payments or benefits under any other agreement or any severance plan, policy or program of the Company or any of its affiliates (excluding any medical or dental insurance plans) and Employee shall not accrue any additional compensation (including any Base Salary) or other benefits under this Agreement following any such termination of employment.

3.            Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for services rendered hereunder:

(a)            Base Salary. The Company shall pay to the Employee a salary at the annual rate of $360,000 (as modified from time to time in accordance with this Section 3(a), the “Base Salary”), payable in substantially equal installments on a no less than monthly basis. The Base Salary shall be reviewed by the Compensation Committee of the Board, based upon the Employee’s performance, not less often than annually.

(b)            Annual Bonus. In addition to the compensation set forth in Section 3(a), the Executive shall be eligible to receive a bonus equal to up to 40% of the Executive’s Base Salary, which shall be payable upon the achievement of milestones that shall be mutually agreed upon between the Company and the Executive on an annual basis.

(c)            Employee Benefits. The Employee shall be entitled to participate in all employee benefit arrangements for which he meets the eligibility requirements that the Company may offer to its employees of a like status from time to time, and as may be amended from time to time.

(d)            Expenses. The Company shall reimburse the Employee for reasonable travel and other business-related expenses incurred by the Employee in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(e)            Option Award. In addition to the foregoing, the Company shall award to the Employee options to purchase that number of shares of the Company’s common stock, par value $0.000001 per share (“Common Stock”), equal to 1.0% of the Company’s issued and outstanding capital stock on a fully diluted basis as of the closing date of the Company’s initial public offering, pursuant to the Company’s 2024 Stock Incentive Plan, as amended (or any successor plan thereto as in effect as of the date such award is made) (the “Plan”), with such award to be made effective on such closing date (the “Option Award”). The options subject to the Option Award will be unvested as of the date of grant and will be subject to vesting as follows in accordance with the terms of a Stock Option Agreement:

(i)            25% of the options shall vest on the one year anniversary of the Effective Date (the “Anniversary Date”); and

(ii)           the remaining unvested options shall vest in equal installments on a monthly basis during the thirty-six (36) months following the Anniversary Date.

4.            Termination of Employment.

(a)            Termination of Employment in Absence of a Change in Control. Subject to satisfaction of Section 4(d), if the Employee’s employment is terminated by the Company for any reason other than the Employee’s death, the Employee’s Disability (as defined below) or Cause (as defined below), or is terminated by the Employee for Good Reason, then the Employee shall be entitled to receive a payment equal to fifty percent (50%) his then current Base Salary (the “Standard Severance Benefits”). The Employee shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as described in Section 2 or, if applicable, Section 4(b). Except as otherwise required under Section 6(b), the Standard Severance Benefits shall be paid to the Employee in a lump sum no later than the forty-fifth (45th) day immediately following the Employee’s Separation from Service (as defined below), provided that the Employee first executes a release of any and all claims against the Company (set forth in Section 4(d), below) and the revocation period specified therein has expired without the Employee revoking such release. Notwithstanding the foregoing and for avoidance of doubt, if the Employee’s employment is terminated by the Company for the Employee’s death, the Employee’s Disability or Cause or by the Employee without Good Reason at any time, then the Employee shall not be entitled to or receive the Standard Severance Benefits.

(i)            For purposes of this Agreement, the term “Separation from Service” shall have the meaning ascribed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)           For purposes of this Agreement, the term “Cause” shall mean a termination of the Employee’s employment with the Company because of: (1) any act or omission by the Employee that constitutes a material breach by the Employee of any of his obligations under this Agreement; (2) the Employee’s conviction of, or plea of nolo contendere to, (A) any felony, or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) the Employee’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates; (4) the Employee’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (5) the Employee’s refusal to follow the directions of the Board; or (6) any other willful misconduct by the Employee that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 4(a)(ii) to the contrary, no event or condition described in Sections 4(a)(ii)(1), (4), (5) or (6) shall constitute Cause unless (x) within 90 days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Employee written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Employee within 20 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Employee has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Employee’s employment with the Company promptly following expiration of such 20-day period. For purposes of this Section 4(a)(ii), any attempt by the Employee to correct a stated Cause shall not be deemed an admission by the Employee that the Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if the Employee’s employment with the Company is terminated by the Company hereunder without Cause, within 90 days of termination the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action.

(iii)          For purposes of this Agreement, the term “Good Reason” shall mean: (1) a material diminution in the Employee’s Base Salary or a failure by the Company to pay material compensation due and payable to the Employee in connection with his employment; (2) a material diminution in the nature or scope of the Employee’s authority, duties, responsibilities, or title from those applicable to him as of the Effective Date; (3) the Company requiring the Employee to be based at any office or location more than 50 miles from his home address; or (4) a material breach by the Company of any term or provision of this Agreement. Notwithstanding anything in this Section 4(a)(iii) to the contrary, no event or condition described in this Section 4(a)(iii) shall constitute Good Reason unless, (x) within 90 days from the Employee first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(iii), the Employee provides the Board written notice of his intention to terminate his employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 20 days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Company has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter); and (z) the Employee terminates his employment with the Company promptly following expiration of such 20-day period. For purposes of this Section 4(a)(iii), any attempt by the Company to correct a stated Good Reason shall not be deemed an admission by the Company that the Employee’s assertion of Good Reason is valid.

(iv)            For purposes of this Agreement, the term “Disability” shall mean the Employee’s inability, due to physical or mental incapacity, taking into account any reasonable accommodations, to perform his duties under this Agreement for a period of at least ninety (90) consecutive days or at least one-hundred twenty (120) days during any consecutive six-month period, in any such case as determined by the Board in good faith. In conjunction with determining Disability for purposes of this Agreement, the Employee hereby (A) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Employee (which approval shall not be unreasonably withheld), which are relevant to a determination of whether the Employee has incurred a Disability; and (B) agrees to furnish such medical information as may be reasonably requested by the Company.

(b)            Termination of Employment after a Change in Control. Subject to satisfaction of Section 4(d), if a Change in Control occurs and the Employee’s employment is terminated by the Company for any reason other than the Employee’s death, the Employee’s Disability or Cause, or is terminated by the Employee for Good Reason, in any such case within the six (6) months immediately preceding or the twelve (12) months immediately following such Change in Control, then the Employee shall be entitled to receive a payment equal to 50% of his then current Base Salary (or, if applicable, the Base Salary in effect on the date of the Employee’s prior Separation from Service), reduced by the Standard Severance Benefits, if any, to which Employee was entitled under Section 4(a) (the “Change in Control Severance Benefits”). Except as otherwise required under Section 6(b), Change in Control Severance Benefits shall be paid to the Employee in a lump sum no later than the forty-fifth (45th) day immediately following the later of the Employee’s Separation from Service and the Change in Control, provided the Employee first executes a release of any and all claims against the Company (set forth in Section 4(d), below) and the revocation period specified therein has expired without the Employee revoking such release. Notwithstanding the foregoing and for the avoidance of doubt, if the Employee’s employment is terminated by the Company for the Employee’s death, the Employee’s Disability or Cause or by the Employee without Good Reason, in any such case any time prior to or following a Change in Control, then the Employee shall not be entitled to or receive the Change in Control Severance Benefits. Furthermore, for the avoidance of doubt, in no event shall the Employee be entitled to receive both Standard Severance Benefits and Change in Control Severance Benefits in excess of 50% of his then current Base Salary (or, if applicable, the Base Salary in effect on the date of the Employee’s prior Separation from Service).

(i)            For purposes of this Agreement the term “Change in Control” shall mean any of the following transactions, as determined in the sole and absolute discretion of the Board:

(A)            The date that any one Person (other than existing stockholders of the Company), or more than one such Persons acting as a group, acquires ownership of the Company’s voting stock that, together with the Company’s voting stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the Company’s capital stock. However, if any one Person (other than existing stockholders of the Company), or more than one such Persons acting as a group, is considered to own more than fifty percent (50%) of the total voting stock of the Company, the acquisition of additional shares of stock by the same Person or Persons will not be considered to cause a Change in Control.

(B)            The consummation of a consolidation or merger of the Company in which the Company is not the surviving entity or pursuant to which the Company’s equity interests would be converted into cash, securities or other property; except that, the foregoing provisions of this Section 4(a)(ii)(B) shall not apply if the majority of the board of directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as a director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger; and

(C)            The date that any one Person or more than one Person acting as a group acquires all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Company forms a holding company and, as a result thereof, the holders of the Company’s voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the voting securities of the holding company that owns all of the Company’s voting securities immediately after completion of the transaction. Further, a Change in Control shall not be deemed to have occurred due to any acquisition of voting stock by an employee stock ownership plan sponsored by the Company.

(c)            Resignation from Directorships and Officerships. The termination of the Employee’s employment for any reason shall constitute the Employee’s immediate resignation from (i) any director, officer or employee position the Employee has with the Company, and (ii) all fiduciary positions (including as a trustee) the Employee holds with respect to any employee benefit plans or trusts established by the Company. The Employee agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(d)            Waiver and Release. Notwithstanding any other provision of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Company shall not make or provide any Standard Severance Benefits or Change in Control Severance Benefits (collectively referred to as the “Severance Benefits”) under this Section 4 (other than accrued Base Salary as of the termination date) unless the Employee timely executes and delivers to the Company a general release which shall be provided by the Company not later than five (5) days from the date on which the Employee’s employment is terminated and be substantially in the form attached hereto as Exhibit B whereby the Employee (or his estate or legally appointed personal representative, as applicable) releases the Company (and affiliates of the Company and other designated persons as described in Exhibit B) from all employment based or related claims of the Employee and all obligations of the Company to the Employee other than with respect to (x) the Company’s obligations to make and provide the Severance Benefits and other payments provided by this Agreement, and (y) any vested benefits to which the Employee is entitled under the terms of any Company benefit or equity plan, and the Employee does not revoke such release within any applicable revocation period following the Employee’s delivery of the executed release to the Company. If the requirements of this Section 4(d) are not satisfied by the Employee (or his estate or legally appointed personal representative, as applicable), then no Severance Benefits other than accrued Base Salary as of the termination date shall be due to the Employee (or his estate or legally appointed personal representative) pursuant to this Agreement.

(e)            Notice of Termination. Any termination of employment by the Company or the Employee shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(k) of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

5.            Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Employee has the right to receive from the Company or any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Employee from the Company and/or such person(s) will be $1.00 less than three (3) times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better “net after-tax position” to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Board in good faith in consultation with the Employee. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Employee’s base amount, then the Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, the Employee’s excise tax liabilities under Section 4999 of the Code.

6.            Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines to be necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a)            Any reimbursement of any costs and expenses by the Company to the Employee under this Agreement shall be made by the Company in no event later than the close of the Employee’s taxable year following the taxable year in which the cost or expense is incurred by the Employee. The expenses incurred by the Employee in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Employee in any other calendar year that are eligible for reimbursement hereunder and the Employee’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b)            Any payment following a Separation from Service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a Separation from Service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such Separation from Service, (ii) death, or (iii) such earlier date that complies with Section 409A.

(c)            Each payment that the Employee may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

7.            Confidential Information, Trade Secrets and Restrictive Covenants. The Company agrees to: (i) disclose, and to continue to disclose, its confidential information and trade secrets to the Employee; (ii) provide initial and continued training, education and development to the Employee; and (iii) provide the Employee with confidential information and trade secrets about, and the opportunity to develop relationships with, the Company’s employees, customers and suppliers, and employees and agents of the Company’s customers and suppliers. In consideration thereof, the Employee hereby agrees to comply with the restrictive covenants prescribed in Exhibit C. A default under or breach of Exhibit C shall constitute a material breach of this Agreement.

8.            Miscellaneous.

(a)            Defense of Claims. The Employee agrees that, during the Term, and for a period of twelve (12) months after termination of the Employee’s employment, upon request from the Company, the Employee will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Employee’s prior areas of responsibility, except if the Employee’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Employee for all of the Employee’s reasonable legal fees, travel and other direct expenses reasonably incurred to comply with the Employee’s obligations under this Section 8(a).

(b)            Non-Disparagement. The Employee and the Company agree that at no time during the Employee’s employment by the Company or thereafter shall either the Employee or the Company make, or cause or assist any other Person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party, or any of his or its affiliates or, if such other party is the Company, any of its directors, officers or employees.

(c)            Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any Person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d)            Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Employee’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Tarrant County, Texas in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Employee, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

(e)            Amendment. Waiver. This Agreement (together with the Exhibits hereto) may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(f)             Entire Agreement. This Agreement and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(g)            Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Tarrant County, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.

(h)            No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i)             Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j)             Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(k)             Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered by hand to the other party (which, in the case of the Company, shall be to the individual identified below), or (ii) if sent by nationally-recognized overnight courier, one (1) business day after deposit with such nationally-recognized overnight courier, or (iii) three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt, or (iv) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day.

If to the Company:               Actuate Therapeutics, Inc.

1751 River Run, Suite 400

Fort Worth, Texas 76107

Attn: Board of Directors

Email: dschmittt@actuatetherapeutics.com

If to Employee:                     Paul Lytle

[●]

(m)            Prior Employment. The Company has employed the Employee for the Employee’s general skills, management abilities and experience in the Company’s business or related industries. The Employee acknowledges that he has been specifically instructed not to bring, disclose or use in any fashion any confidential information, trade secrets, proprietary information, data or technology, nor any confidential pricing information, belonging to any prior employer. In no event is the Employee authorized to use or disclose any such information to the Company or any of its employees.

(n)            Employee’s Representations. The Employee hereby represents to the Company that (i) all confidential information, trade secrets or proprietary information, data or technology, belonging to any prior employer, including, without limitation, those that might have been contained on the Employee’s personal computer, cell phone or other electronic communications or storage device have been returned and/or deleted in accordance with any policy of or agreement with the Employee’s prior employer, and (ii) the execution and delivery of this Agreement by the Employee and the Company and the performance by the Employee of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Employee is a party or otherwise bound.

(o)            Assignment; Assumption by Successor. This Agreement is binding upon and shall inure to the benefit of the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns. Notwithstanding the foregoing, the rights and duties of and benefits to the Employee hereunder are personal to the Employee, and no such right or benefit may be assigned by him. The Company shall have the right to assign or transfer this Agreement to its successors or assigns. The terms “successors” and “assigns” shall include any Person who or which buys all or substantially all of Company’s assets or all of its stock, or with which Company merges or consolidates. Any purported assignment of this Agreement, other than as provided above, shall be void. The failure of any successor entity to the Company to expressly assume in writing the terms of this Agreement shall be deemed a material breach of this Agreement.

(p)            Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(q)            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered by each other party hereto. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(r)            Survival. This Agreement shall terminate upon the termination of employment of the Employee; however, the following shall survive the termination of the Employee’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4 (“Termination of Employment”) and the corresponding Exhibit B (“Waiver and Release”), Section 7 (“Confidential Information, Trade Secrets and Restrictive Covenants”) and the corresponding Exhibit C (“Confidentiality, Non- Competition and Non-Solicitation Agreement”), Section 8(a) (“Defense of Claims”), Section 8(b) (“Non-Disparagement”), Section 8(d) (“Arbitration”), Section 8(f) (“Entire Agreement”), Section 8(g) (“Governing Law/Venue”), Section 8(k) (“Notices”), Section 8(o) (“Assignment; Assumption by Successor”), and Section 8(n) (“Employee’s Representations”).

[remainder of page intentionally left blank]

[signatures on next page]

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EMPLOYEE	ACTUATE THERAPEUTICS, INC.

/s/Paul Lytle	By:	/s/Daniel M. Schmitt
Paul Lytle	Name:	Daniel M. Schmitt
	Title:	President & CEO

Exhibit A

DUTIES AND RESPONSIBILITIES

OVERVIEW:

The Chief Financial Officer is a key member of the executive team, responsible for overseeing all financial aspects of the Company and providing leadership, strategic guidance, and direction to ensure the financial health and stability of the Company.

Specific responsibilities include, but are not limited to, the following:

•	Partner with the CEO to develop and implement financial strategies to support the Company's short-term and long-term goals, including developing and monitoring KPI’s in support thereof;

•	Identify, in collaboration with the executive and senior management team, key actions necessary to achieve the Company’s financial goals;

•	Provide insights and recommendations to the CEO regarding financial planning, budgeting, cash flow, and policy matters;

•	Work closely with the CEO and management team creating the corporate strategy and assessing future growth opportunities and market;

•	Responsible for corporate governance/compliance with SEC and other government laws as they relate to this function;

•	Lead the annual budgeting process and ensure alignment with strategic objectives;

•	Develop and implement policies and procedures to safeguard the Company's assets;

•	Ensure effective internal controls are in place and ensure compliance with GAAP and applicable federal, state, and local regulatory laws and rules for financial and tax reporting.

•	Oversee the Company’s financial decision-making systems and processes, including accounting, reporting, and budgeting. This includes responsibility for the preparation, presentation, and appropriate certification of all financial plans, reports, and statements prepared and issued by the Company;

•	Provide leadership, mentorship, and guidance to the finance and accounting team;

•	Oversee and/or preparation of month-end, quarter-end and year-end financial statements;

•	Prepare, in collaboration with external legal counsel, all filings with the SEC;

•	Define, prepare, distribute, and present financial information necessary and appropriate for management to make effective and timely decisions;

•	Establish and maintain relationships with investment bankers and investors;

•	Arrange for debt financing and equity financing as required by the Company;

•	Monitor open legal issues involving the Company, if applicable;

•	Partner with CEO to determine and maintain appropriate insurance coverage;

•	Ensure that record keeping meets the requirements of the auditors;

•	Report appropriate risk issues to the audit committee of the board;

•	Enhance and implement financial and accounting systems, processes, tools and internal controls;

•	Oversee independent financial and tax audits; and

•	Other duties as assigned.

Exhibit B

WAIVER AND RELEASE

Pursuant to the terms of the Employment Agreement (the “Agreement”) by and between Actuate Therapeutics, Inc., a Delaware corporation, and myself, and in exchange for any severance benefit payable under the Agreement (the “Severance Benefits”), I hereby waive all claims against and release (i) Actuate Therapeutics, Inc., its officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates of the Company and their respective directors, officers, employees, agents, insurers, predecessors, successors and assigns, and (iii) the Company’s and its affiliates’ respective employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its affiliates other than amounts due pursuant to the Agreement and the rights and benefits I am entitled to under the Benefit Plans (the Company, its affiliates, their respective directors, officers, employees, agents, insurers, predecessors, successors and assigns, and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties”).

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Severance Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Severance Benefits. I acknowledge that I have been given at least 21 days to consider whether to accept the Severance Benefits and whether to execute this Waiver and Release.

In exchange for the payment to me of the Severance Benefits, (1) I agree not to sue the Released Parties in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its affiliates, except to the extent that my rights are vested under the terms of the Agreement or any employee benefit plans sponsored by the Company or any of its affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; the Texas Labor Code et. seq.; claims in connection with retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or any of its affiliates or any of their respective agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. This release does not include, and is not intended to include, any claims that cannot be released as a matter of law.

Notwithstanding the foregoing and anything in this Waiver and Release to the contrary, I do not release and expressly retain (a) all rights to payment or providing for post-employment benefits under the Agreement or qualified retirement plans or health plans sponsored by the Company, (b) all rights to indemnity, contribution, and a defense of directors and officers and other liability coverage that I may have under any statute, Company policy or by this or any other agreement, and (c) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan. Additionally, and notwithstanding the release of liability contained herein, nothing in this Waiver and Release prevents me from filing any non-legal waivable claim (including a challenge to the validity of this Waiver and Release) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions

I acknowledge that payment of the Severance Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor any of its affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that the Company and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or any of its affiliates, and I hereby waive any right to future employment by the Company or any of its affiliates.

I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number: [_____], in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation under this Waiver and Release nor the Agreement to provide the Severance Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company and/or any of its affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any of its affiliates which occur after the date of the execution of this Waiver and Release.

EMPLOYEE	ACTUATE THERAPEUTICS, INC.

By:
Paul Lytle	Name:
Title:

Exhibit C

CONFIDENTIALITY, NON COMPETITION AND NON-SOLICITATION

AGREEMENT

As a condition of employment with Actuate Therapeutics, Inc., a Delaware corporation, its subsidiaries, affiliates, successors, or assigns (together, the “Company”), the receipt by Paul Lytle (the “Employee”) of compensation now and hereafter paid to Employee by the Company, and in exchange for the Company’s agreement to provide Employee with access to the Company’s Confidential Information and Trade Secrets (as defined below) and the grant of stock options to Employee, Employee and the Company enter into this Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Agreement”), effective as of May [●], 2024.

1.            Confidential Information and Trade Secrets of the Company. During the term of and in connection with Employee’s employment with the Company, the Company will provide Employee with access to and the opportunity to become familiar with information concerning the business and affairs of the Company and/or its affiliates which is not generally known to persons who are not employees of the Company, and which the Company generally does not share other than with its employees, or with its customers and suppliers on an individual transactional basis (herein collectively referred to as the “Confidential Information and Trade Secrets”). Confidential Information and Trade Secrets may be written, oral or recorded by electronic, magnetic or other methods, whether or not expressly identified as “Confidential” by the Company.

(a)            Confidential Information and Trade Secrets includes, but is not limited to, the following information and materials:

(i)            Financial information of any kind pertaining to the Company or any of its affiliates, including, without limitation, information about the profit margins, profitability, pricing, income and expenses of the Company, any of its affiliates, or any of its or their respective products or lines of business;

(ii)            All information about and all communications received from, sent to or exchanged between the Company or any of its affiliates, on the one hand, and any person or entity who or which has purchased, licensed, exchanged or otherwise entered into a transaction with the Company or any of its affiliates, or to which the Company or any of its affiliates has made a proposal with respect to the purchase, sale, license, exchange or other transaction involving any component, products or services which form any part of the Company Business (defined below) (such person or entity being hereinafter referred to as customer or customers), on the other hand;

(iii)           Any and all information and records relating to the Company’s or any of its affiliates’ contracts or transactions with, or charges, prices or sales to, its customers, including invoices, proposals, confirmations, bills of lading, statements, accounting records, bids, payment records or any other information or documents regarding amounts charged to or paid by customers, for any software, products or services which form any part of the Company Business; and

(iv)            trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain.

The term “Confidential Information and Trade Secrets” shall also include all notes, analyses, compilations, studies, summaries, and other material prepared by Employee containing or based, in whole or in part, on any information included in the foregoing.

(b)            “Company Business” shall mean development and commercialization of drugs of specific mechanisms of action on defined biological targets that are licensed or may be licensed during the Employee’s employment with the Company.

2.            Employee Confidentiality Obligations. Employee agrees to keep all Confidential Information and Trade Secrets confidential and to not disclose any such Confidential Information and Trade Secrets, directly or indirectly, to any person or entity without the prior express written consent of an authorized representative of the Company (other than Employee), except as required in the course and scope of his employment with the Company. Employee also agrees not to use such Confidential Information and Trade Secrets in any way, either during the term of his employment with the Company or at any time thereafter, except as required in the course and scope of his employment with the Company. All such Confidential Information and Trade Secrets, including, but not limited to, files, records, customer lists, manuals, documents, drawings, specifications, personal notes, personal property, and similar items related to the business of the Company, whether or not prepared by Employee, shall remain the exclusive property of the Company.

3.            Return of Documents, Equipment. Etc. Immediately upon the termination of Employee’s employment with the Company or whenever requested by the Company, Employee shall return to an authorized representative of the Company (other than Employee) all Confidential Information and Trade Secrets (whether prepared by Employee or otherwise and whether in Employee’s possession or under Employee’s reasonable control), and will not retain any copies, extracts or other reproductions in whole or in part of such Confidential Information and Trade Secrets. Upon the Company’s written request, all documents, memoranda, notes and other writings whatsoever (including all copies, extracts or other reproductions), prepared by Employee based on the information contained in the Confidential Information and Trade Secrets shall be destroyed, and such destruction shall be certified in writing to the Company by Employee. The return of such material shall not relieve the obligation of confidentiality or any other obligations created hereunder.

4.            Confidential Data of Customers of the Company. In the course of performing duties under this Agreement, Employee will have access to and be handling substantial information concerning customers and clients of the Company. All information is considered confidential by the Company and shall not be disclosed, directly or indirectly, to any person or entity prior to termination of Employee’s employment with the Company or thereafter without the prior written consent of the Company.

5.            Inventions, Patents, and Copyright Works. “Intellectual Property” includes, but is not limited to: patents, patent applications, inventions (whether patentable or not), discoveries, improvements, designs, ideas (whether or not shown or described in writing or reduced to practice), scientific and technical information, data and know-how of any nature, including, and in addition to, any Confidential Information and Trade Secrets, and certain trademarks, service marks, brand names, trade names, trade dress, names, logos, slogans, domain names, and copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including, but not limited to, literary works (including all written material), books, brochures, catalogs, manuals, training materials, directories, compilations of information, compilations of inspection or testing procedures, computer programs, software (object and source code), protocols, system architectures, advertisements, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, audio visual works, and the like, regardless of the form or manner in which documented or recorded, and all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection. As between the Company and Employee, Employee recognizes, acknowledges, and agrees that the Company is the owner of (x) all Intellectual Property related to the Company Business, (y) all Intellectual Property made, conceived, expressed, developed, or actually or constructively reduced to practice by Employee, solely or jointly with others, during the term of Employee’s employment with the Company, and (z) all Intellectual Property that uses, refers to, improves on, is derived from, is suggested by, results from or otherwise relates to the Company Business or any of the Company’s Intellectual Property. Further, Employee agrees as follows:

(a)            Keep Records. Employee agrees to keep and maintain adequate and current written records of all Intellectual Property made by Employee (solely or jointly with others) during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(b)            Notification of the Company. Employee agrees to promptly disclose to the Company all Intellectual Property and other proprietary information which Employee may author, create, make, conceive, or develop, either solely or jointly with others, whether inside or outside normal working hours or on or off the Company premises, during the term of Employee’s employment with the Company.

(c)            Transfer of Rights. Employee agrees that all Intellectual Property that Employee develops (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, mask-work rights, and registrations and other rights in connection therewith. Employee acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company shall be considered “works made for hire” under applicable copyright law, to the extent possible. Employee agrees to and does hereby assign, grant, and convey to the Company, its successors and assigns, Employee’s entire right, title, and interest in and to all Intellectual Property and other proprietary rights and information which Employee may author, create, make, receive, or develop, either solely or jointly with others, whether inside or outside normal working hours or on or off the Company premises, during the term of Employee’s employment with the Company. To perfect the Company’s ownership of such Intellectual Property, Employee hereby assigns to the Company all rights that Employee may have or acquire in such Intellectual Property, including the right to modify such Intellectual Property, and otherwise waives and/or releases all rights of restraint and moral rights in the Intellectual Property.

(d)            Assistance in Preparation of Applications. As to all such Intellectual Property, Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, trade secrets, or other intellectual property or propriety rights, mask-work rights or other rights in such Intellectual Property in any and all countries, and Employee will execute all documents for use in applying for and obtaining such rights and enforcing them as the Company may desire, together with any assignments of them to the Company or persons designated by the Company. If the Company is unable for any reason whatsoever to secure Employee’s signature to any lawful and necessary document required to apply for or execute any application with respect to such Intellectual Property (including renewals, extensions, continuations, divisions or continuations in whole or in part thereof), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secrets or other intellectual property or propriety rights, mask work rights or other rights thereon, with the same legal force and effect as if executed by Employee.

6.            Non-Competition and Non-Solicitation of Customers and Clients. Employee hereby acknowledges and recognizes that, throughout Employee’s employment with the Company, the Company agrees to give Employee access to certain of its Confidential Information and Trade Secrets concerning the Company, its affiliates, and the Company Business. The Company agrees to provide this information to Employee in order to allow Employee to perform Employee’s duties as an employee for and on behalf of the Company, and to develop relationships with customers, customer representatives, suppliers and supplier representatives of the Company.

(a)            The Company agrees to provide, and to continue to provide, Employee with both specialized knowledge and education in the Company’s Business, in order to allow Employee to perform Employee’s duties as an employee for and on behalf of the Company in an efficient, proper and effective manner. Such knowledge and education may consist of oral instructions and information, the furnishing of written materials, consultation and counseling, sales, staff and employee meetings, training sessions and seminars, in addition to formal or informal information and orientation methodologies and procedures. Employee will have access to certain of the Company’s transactional histories, and the details of prior purchases, sales, trades or exchanges, in order that Employee can learn the Company’s Business and/or improve Employee’s skills, experience and knowledge.

(b)            In consideration of the Company’s employment of Employee as a highly valued employee, the Company’s agreement to provide Employee with access to certain Confidential Information and Trade Secrets, and the Company’s agreement to provide specialized knowledge and education, Employee agrees to refrain from competing with the Company or otherwise engaging in Restricted Activities, as defined below, during the Restricted Period.

(c)            Employee agrees that during the term of his employment with the Company and for a period of two (2) years after the Employee’s employment with the Company terminates (the “Restricted Period”), regardless of whether the termination occurs with or without cause and regardless of which party terminates such employment, Employee will not, directly or indirectly, on Employee’s own behalf or as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other person or entity, engage in any of the Restricted Activities.

(d)            “Restricted Activities” means and includes the following:

(i)            Conducting, engaging or participating, directly or indirectly, as an employee, agent, independent contractor, consultant, partner, shareholder, investor, lender, underwriter, supplier, customer or in any other similar capacity, in any business that is developing a therapeutic agent directed against Glycogen synthase kinase-3beta; and

(ii)            Recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent, contract, part time or full time of the Company. For purposes of this covenant “any other employee” shall refer to employees who are under contract to provide services to the Company and who are still actively employed by the Company at the time of the attempted recruiting or hiring, or were so employed at any time within six (6) months prior to the time of such attempted recruiting or hiring.

(e)            The Company and Employee acknowledge that the provisions contained in this Section 6 shall not prevent Employee from owning, solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company Business if Employee does not, directly or indirectly, beneficially own in the aggregate more than 5% of all classes of outstanding equity securities of such entity.

(f)            Employee and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on Employee than is necessary to protect the property rights and other business interests of the Company.

7.            Extraordinary Remedies and Attorneys’ Fees. The Company and Employee agree that any breach by Employee of any of the provisions or covenants contained in the Agreement would cause irreparable harm and damage to the Company, in an amount that would be difficult to quantify, measure, or ascertain. Therefore, in the event of a breach of this Agreement by Employee, the Company shall be entitled to seek relief through restraining order, injunction, and all other available remedies, including claims for monetary damages incurred because of such breach. These remedies may be pursued concurrently and in any order, and the pursuit of any of these remedies shall not be deemed to limit the other remedies available to the Company in law or in equity. If any action at law or in equity, including an action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys’ fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

8.            Survival of Provisions and Covenants. Each and every provision or covenant contained in this Agreement shall survive the termination of Employee’s employment with the Company as expressly provided herein, and shall constitute an independent agreement between Employee and the Company. Further, the existence of any claim by Employee against the Company shall not constitute a defense to the enforcement of its rights by the Company.

9.            Severability. It is the intent and agreement of the parties to this Agreement that, in case any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except that this shall not prohibit any modification allowed or agreed upon pursuant to the terms of this Agreement or any right of reformation.

10.          Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns. Notwithstanding the foregoing, the rights, duties and benefits to Employee hereunder are personal to Employee, and no such right or benefit may be assigned by it. The Company shall have the right to assign or transfer this Agreement to its successors or assigns. The terms “successors” and “assigns” shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company’s assets or all of its stock, or with which the Company merges or consolidates. Any purported assignment of this Agreement, other than as provided above, shall be void.

11.          Previously Received Information. Employee hereby represents to the Company that Employee is under no obligation or agreement that would prevent Employee from becoming an employee of the Company or carrying out the duties of Employee’s proposed position of employment with the Company.

12.          Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the procedural and substantive laws of the State of Delaware. The Company and Employee irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state or federal courts located in Tarrant County, Texas as the sole venue and location for any actions, suits, or proceedings arising out of or relating to any aspect of this Agreement and all issues arising out of or relating to the employment relationship between the Company and Employee.

13.            Employee Acknowledgement. Employee recognizes and acknowledges that Employee has freely entered into this Agreement for the full consideration expressed herein, the sufficiency and receipt of which Employee hereby acknowledges, and that Employee has had the opportunity to consult with counsel of Employee’s choice with full knowledge and careful consideration of the consequences and meaning of execution of this Agreement.

14.            Entire Agreement. Upon Employee’s acceptance, this Agreement will contain the entire agreement and understanding between Employee and the Company with respect to the matters addressed herein and shall supersede any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company and its affiliates (oral or written). The terms of Employee’s employment may in the future be amended, but only in writing signed by both Employee and a duly authorized officer of the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EMPLOYEE	ACTUATE THERAPEUTICS, INC.

/s/Paul Lytle	By:	/s/Daniel M. Schmitt
Paul Lytle	Name:	Daniel M. Schmitt
	Title:	President & CEO

24